FORM 8-K



                            Current Report



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



                  Date of Report:  February 11, 1994




                   KANSAS CITY POWER & LIGHT COMPANY
        (Exact name of registrant as specified in its charter)




          MISSOURI                 1-707               44-0308720
(State of other jurisdiction of (Commission        (I.R.S. Employer
incorporation or organization)  (File Number)      Identification No.)

               1201 Walnut, Kansas City, Missouri 64106
               (Address of principal executive offices)



            Registrant's telephone number - (816) 556-2200

Item 5.  Other Events

1993 Financials

     The following listed financial statements and other documents of registrant are attached hereto and filed as a part of this Current Report on Form 8-K:

1. Financial Statements and Footnotes to Financial Statements as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993; and

2.    Independent Auditors Report; and

3.    Management's Discussion and Analysis of Operating Results.

PART I - FINANCIAL INFORMATION
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                         KANSAS CITY POWER & LIGHT COMPANY
                            CONSOLIDATED BALANCE SHEETS

                                                  December 31      December 31
                                                      1993             1992
ASSETS                                                     (Thousands)

UTILITY PLANT, at original cost (Notes 1, 8 and 9)
 Electric                                         $  3,240,384     $ 3,133,059
 Less-Accumulated depreciation                       1,019,714         948,266
  Net utility plant in service                       2,220,670       2,184,793
 Construction work in progress                          67,766          65,965
 Nuclear fuel, net of amortization of
  $76,722,000 and $78,735,000                           29,862          34,210
   Total                                             2,318,298       2,284,968

REGULATORY ASSET - DEFERRED WOLF CREEK COSTS
 (Note 1)                                               29,118          39,484

REGULATORY ASSET - RECOVERABLE TAXES (Note 1)          122,000          94,000

INVESTMENTS AND NONUTILITY PROPERTY                     28,454          27,570

CURRENT ASSETS
 Cash                                                    1,539             128
 Special deposit for the retirement of debt             60,118              -
 Receivables
  Customer accounts receivable (Note 5)                 29,320          14,372
  Other receivables                                     19,340          24,043
 Fuel inventories, at average cost                      14,550          20,625
 Materials and supplies, at average cost                44,157          45,263
 Prepayments                                             4,686           4,209
 Deferred income taxes                                   3,648           5,553
   Total                                               177,358         114,193

DEFERRED CHARGES
 Regulatory Assets (Note 1)
  Settlement of fuel contracts                          20,634          25,751
  KCC Wolf Creek carrying costs                          9,575          12,311
  MPSC rate phase-in plan                                   -            7,072
  Other                                                 31,899          26,798
 Other deferred charges                                 17,732          14,776
   Total                                                79,840          86,708

   Total                                          $  2,755,068     $ 2,646,923

LIABILITIES

CAPITALIZATION (Notes 7 and 8)
 Common stock-authorized 150,000,000 shares
  without par value-61,908,726 shares issued
  and outstanding-stated value                    $    449,697     $   449,697
 Retained earnings                                     418,201         405,985
 Capital stock premium and expense                      (1,747)         (1,758)
 Common stock equity                                   866,151         853,924
 Cumulative preferred stock                             89,000          89,000
 Cumulative preferred stock (redeemable)                 1,756           1,916
 Long-term debt                                        733,664         788,209
   Total                                             1,690,571       1,733,049

CURRENT LIABILITIES
 Notes payable to banks (Note 6)                         4,000              -
 Commercial paper (Note 6)                              25,000          33,000
 Current maturities of long-term debt                  134,488          26,500
 Accounts payable                                       59,421          77,162
 Dividends declared                                        423             423
 Accrued taxes                                          27,800          19,864
 Accrued interest                                       15,575          12,949
 Accrued payroll and vacations                          20,127          18,044
 Accrued refueling outage costs (Note 1)                 7,262          12,600
 Other                                                   8,531           7,631
   Total                                               302,627         208,173

DEFERRED CREDITS
 Deferred income taxes                                 627,819         576,222
 Deferred investment tax credits                        87,185          91,530
 Other                                                  46,866          37,949
   Total                                               761,870         705,701

COMMITMENTS AND CONTINGENCIES (Note 4)

   Total                                          $  2,755,068     $ 2,646,923

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         KANSAS CITY POWER & LIGHT COMPANY
                         CONSOLIDATED STATEMENTS OF INCOME

                                                   Year Ended December 31

                                               1993         1992        1991
                                                        (Thousands)

ELECTRIC OPERATING REVENUES                $  857,450   $  802,668  $  825,101

OPERATING EXPENSES
 Operation
  Fuel                                        130,117      130,032     132,100
  Purchased power                              31,403       21,868      22,226
  Other                                       184,633      175,937     162,548
 Maintenance                                   78,550       81,163      80,922
 Depreciation                                  91,110       88,768      86,795
 Taxes
  Income (Note 3)                              69,502       51,691      61,871
  General                                      95,659       92,461      88,525
 Amortization of
  MPSC rate phase-in plan (Note 1)              7,072        7,072       7,072
  Deferred Wolf Creek costs (Note 1)           13,102       13,102      11,734
   Total                                      701,148      662,094     653,793

OPERATING INCOME                              156,302      140,574     171,308


OTHER INCOME AND DEDUCTIONS
 Allowance for equity funds used during
  construction                                  2,846        1,073         539
 Deferred Wolf Creek carrying
  costs (Note 1)                                   -            -          791
 Miscellaneous                                 (2,486)       2,595      (3,829)
 Income taxes (Note 3)                          1,549         (505)      1,593
   Total                                        1,909        3,163        (906)

INCOME BEFORE INTEREST CHARGES                158,211      143,737     170,402

INTEREST CHARGES
 Long-term debt                                50,118       54,266      63,057
 Short-term notes                                 750        2,749       3,299
 Miscellaneous                                  4,113        2,173       2,665
 Allowance for borrowed funds used during
  construction                                 (2,542)      (1,785)     (2,512)
   Total                                       52,439       57,403      66,509

YEARLY RESULTS
 Net income                                   105,772       86,334     103,893
 Preferred stock dividend requirements          3,153        3,062       6,023
 Earnings available for common stock       $  102,619   $   83,272  $   97,870

 Average number of common shares
  outstanding                              61,908,726   61,908,726  61,908,726
 Earnings per common share                 $     1.66   $     1.35  $     1.58
 Cash dividends per common share           $     1.46   $     1.43  $     1.37

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         KANSAS CITY POWER & LIGHT COMPANY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year Ended December 31

                                                1993         1992        1991
                                                         (Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                $  105,772   $   86,334  $  103,893
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation                                91,110       88,768      86,795
   Amortization of:
    Nuclear Fuel                                8,705        9,583       6,199
    Deferred Wolf Creek costs                  13,102       13,102      10,943
    MPSC rate phase-in plan amortization        7,072        7,072       7,072
    Other amortizations                         8,234        5,921       5,147
   Deferred income taxes (net)                 25,502       23,979      28,064
   Investment tax credit (net)                 (4,345)      (4,521)     (7,009)
   Allowance for equity funds used during
    construction                               (2,846)      (1,073)       (539)
   Cash flows affected by changes in:
    Receivables                               (10,245)       2,848      13,636
    Fuel inventories                            6,075         (859)        137
    Materials and supplies                      1,106          654         (98)
    Accounts payable                          (17,741)       4,838       2,861
    Accrued taxes                               7,936        2,404       2,995
    Accrued interest                            2,626          488      (1,244)
    Wolf Creek refueling outage accrual        (5,338)      12,600          -
    Settlement of fuel contracts                   -            -       (8,578)
   Other operating activities                   6,419        1,599       2,175
    Net cash provided by operating
     activities                               243,144      253,737     252,449

CASH FLOWS FROM INVESTING ACTIVITIES
 Construction expenditures                   (129,199)    (129,559)   (122,447)
 Allowance for borrowed funds used during
  construction                                 (2,542)      (1,785)     (2,512)
 Other investing activities                       306       (4,589)     (5,404)
    Net cash used in investing activities    (131,435)    (135,933)   (130,363)

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of long-term debt                   324,846      134,750     135,250
 Issuance of preferred stock                       -        50,000          -
 Retirement of long-term debt                (271,480)    (143,230)   (163,215)
 Retirement of preferred stock                     -       (13,000)    (40,000)
 Special deposit for the retirement of
  debt                                        (60,118)          -           -
 Premium on reacquired stock and long-term
  debt                                         (4,077)      (2,321)     (5,516)
 Increase (decrease) in short-term
  borrowings                                   (4,000)     (53,000)     42,500
 Dividends declared                           (93,556)     (91,277)    (90,232)
 Other financing activities                    (1,913)         274        (879)
    Net cash used in financing activities    (110,298)    (117,804)   (122,092)

 Net increase (decrease) in cash                1,411           -           (6)
 Cash at beginning of year                        128          128         134
 Cash at end of year                       $    1,539   $      128  $      128

 Cash paid during the year for:
   Interest (net of amount capitalized)    $   47,361   $   55,223  $   66,290
 Income taxes                              $   40,141   $   32,995  $   37,117

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF PREFERRED STOCK AND LONG-TERM DEBT

                                                           December 31
                                                         1993        1992
CUMMULATIVE PREFERRED STOCK (Note 7)                      (in thousands)
$100 Par
   3.80% - 100,000 shares issued                      $  10,000   $  10,000
   4.50% - 100,000 shares issued                         10,000      10,000
   4.20% -  70,000 shares issued                          7,000       7,000
   4.35% - 120,000 shares issued                         12,000      12,000
No Par
   3.04%* - 500,000 shares issued                        50,000      50,000
     Total                                            $  89,000   $  89,000

CUMMULATIVE PREFERRED STOCK (REDEEMABLE) (Note 7)
$100 Par
   4.00% - 17,557 and 19,157 shares issued            $   1,756   $   1,916

LONG-TERM DEBT (EXCLUDING CURRENT MATURITIES) (Note 8)
First Mortgage Bonds
   7.33% weighted average rate, amounts redeemed
    in 1993                                           $      -    $ 244,980
   9.46% series due 1994                                     -       60,000
   5 7/8% series due 2007                                21,940      21,940
Secured by General Mortgage Bonds
   Medium-Term Notes due 1994-2008, 6.78% and 7.29%
    weighted average rate at December 31                378,750     220,000
   3.34%* Environmental Improvement Revenue
    Refunding Bonds due 2012-23                         122,846      31,000
Guaranty of Pollution Control Bonds
   5 3/4% series due 2003                                13,742      13,980
   3.15%* due 2015-17                                   196,500     196,500
Unamortized Premium and Discount (net)                     (114)       (191)
   Total                                              $ 733,664   $ 788,209


*  Variable rate securities, weighted average rate as of December 31, 1993



CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                Year ended December 31
                                              1993       1992        1991
                                                    (in thousands)
Beginning Balance                          $ 405,985  $ 411,161   $ 399,294
Net Income                                   105,772     86,334     103,893

                                             511,757    497,495     503,187
Premium on Reacquired Preferred Stock             -         233       1,794
Dividends Declared:
   Preferred Stock, at required rates          3,169      2,747       5,417
   Common Stock - $1.46, $1.43 and $1.37
    per share                                 90,387     88,530      84,815
Ending Balance (Note 7)                    $ 418,201  $ 405,985   $ 411,161




The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

   KANSAS CITY POWER & LIGHT COMPANY
   Notes to Consolidated Financial Statements

   1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   System of Accounts
     The accounting records of Kansas City Power & Light Company (the Company)are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) and generally accepted accounting principles.

   Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and KLT Inc., a wholly-owned subsidiary. Intercompany balances and transactions have been eliminated. Because KLT Inc. is not an electric utility, its revenues and expenses have been classified under Other Income and Deductions in the Consolidated Statements of Income.
     KLT Inc. was formed in 1992 as a holding company for various non-regulated business opportunities. The Company's equity investment in KLT Inc. was $4.5 million and $1.5 million as of December 31, 1993 and 1992, respectively.

   Utility Plant
     Utility plant is stated at historical costs of construction. These costs include taxes, payroll-related costs, including pensions and other fringe benefits, and an allowance for funds used during construction.

   Allowance for Funds Used During Construction (AFDC)
     AFDC represents the cost of borrowed funds and a return on equity funds used to finance construction projects and is capitalized as a cost of construction work in progress. The portion attributable to borrowed funds is reflected as a reduction of interest charges while the portion applicable
   to equity funds is shown as a non-cash item of other income.   When a
   construction project is placed in service, the related AFDC, as well as other construction costs, is used to establish rates under regulatory rate practices. The rates used to compute gross AFDC are compounded semi-annually and averaged 8.3% for 1993, 6.6% for 1992 and 7.7% for 1991.

   Depreciation and Maintenance
     Depreciation is computed on a straight-line basis for jurisdictional property based on depreciation rates approved by the Missouri Public Service Commission (MPSC) and the Kansas Corporation Commission (KCC). Annual composite rates were approximately 2.9% during the last three years.
     Costs of improvements to units of property are charged to the utility plant accounts. Property units retired or otherwise disposed are charged to accumulated depreciation, along with removal costs, net of salvage.
   Repairs of property and replacements of items determined not to be units of property are expensed as incurred.

   Nuclear Plant Decommissioning Costs
     In 1986, the MPSC estimated the cost of decommissioning the Wolf Creek Generating Station (Wolf Creek) to be $103 million in 1985 dollars. In 1989, the KCC estimated the cost to be $206 million in 1988 dollars. Then, in 1992, the MPSC increased its estimate to $347 million in 1990 dollars.
   In accordance with MPSC and KCC requirements, the jurisdictional portions of the Company's 47% share of these costs (current level of $3.2 million, annually) are being recovered and charged to other operation expenses over the life of the plant and placed in an external trust fund to be used only for the physical decommissioning of Wolf Creek (immediate dismantlement
   method) which is not expected to occur prior to 2025.   A study was filed
   with the KCC and MPSC during 1993 estimating the projected decommissioning costs to be $370 million in 1993 dollars. Based on this study, it is expected that the MPSC will determine that no increase in the current level of the Missouri jurisdictional funding and expenses will be necessary. A hearing before the KCC is expected during 1994.
     The investment in the trust fund, including reinvested earnings, was $14.3 million and $10.6 million at December 31, 1993 and 1992, respectively.
   These amounts are reflected in the Consolidated Balance Sheets under Investments and Nonutility Property with the related liabilities for decommissioning included in Deferred Credits and Other Liabilities-Other.

   Nuclear Fuel
     The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced for the generation of electricity. Under the Nuclear Waste Policy Act of 1982, the Department of Energy (DOE) is responsible for the permanent disposal of spent nuclear fuel. Currently, the Company pays a quarterly fee of one mill per kilowatt-hour of net nuclear generation to the DOE for future permanent disposal services. Disposal costs are charged to fuel expense and recovered through rates. These disposal services may not be available prior to 2013 although an interim facility may be available earlier. Wolf Creek has an on-site, temporary storage facility for spent nuclear fuel which, under current regulatory guidelines, can provide storage space until approximately 2006. The Company believes additional temporary storage space can be constructed or obtained, as necessary.

   Regulatory Assets
     Certain costs are recorded as regulatory assets when a rate order allows the deferral and inclusion of the amortization in rates or when it is probable, based on historical regulatory precedent, that future rates established by the regulators will recover amortization of the costs. If subsequent recovery is not permitted, any unamortized balance, net of tax, would reduce net income.

        Deferred Wolf Creek Costs
          Orders from the KCC and MPSC provided for continued construction accounting for ratemaking purposes after the September 3, 1985 commercial in-service date of Wolf Creek through September 30, 1985 and May 5, 1986, respectively. The deferral of certain other carrying costs was also authorized. These deferrals are being amortized and recovered in rates over an approximate 10 year period ending in 1996.

        Recoverable Taxes
          See Income Taxes below for discussion.

        Settlement Of Fuel Contracts
          The Company has deferred the cost incurred to terminate certain coal purchase contracts. These costs are being amortized through the year 2002.

        KCC Wolf Creek Carrying Costs
          As ordered by the KCC, the Company deferred certain carrying costs through June 1991. The recovery and corresponding amortization of this deferral over six years began in July 1991.

        MPSC Rate Phase-In Plan
          MPSC's 1986 Wolf Creek rate phase-in plan resulted in the deferral of a cash recovery of a portion of the cost of equity and the carrying costs on the deferral. Recovery of these deferrals was completed December 31, 1993.
          Effective January 1, 1994, the MPSC approved a 2.66% rate reduction (approximately $12.5 million annually) for the Company's Missouri retail customers primarily to reflect the completion of this amortization. The reduction will be spread evenly over the Missouri retail customer classes. This agreement with the MPSC and public counsel also includes a provision whereby none of the parties can file for a general increase or decrease in Missouri retail electric rates prior to January 1, 1996. Approximately two-thirds of total retail sales are from Missouri customers.

        Other
          Other regulatory assets include premium on redeemed debt, deferred flood costs, the deferral of costs to decommission and decontaminate federal uranium enrichment facilities and other costs. These deferrals are amortized over various periods extending to 2017.

   Fair Value of Financial Instruments
     The stated values of the Company's financial instruments as of December 31, 1993 and 1992 approximated the fair market values based on quoted market prices for the securities or for similar types of securities. If quotes were not available, the Company's incremental borrowing rate for similar types of debt was used.

   Revenue Recognition
     The Company utilizes cycle billing and accrues an estimated amount for unbilled revenue at the end of each reporting period.

   Income Taxes
     The Company has adopted Financial Accounting Standards Board (FASB) Statement No. 109, Accounting for Income Taxes. This statement is not materially different from FASB Statement No. 96, which the Company adopted in 1988. As a result, the Company establishes deferred tax liabilities and assets, as appropriate, for all temporary differences caused when the tax basis of an asset or liability differs from that reported in the financial statements. These deferred tax assets and liabilities must be determined using the tax rates scheduled by the tax law to be in effect when the temporary differences reverse.

     The Regulatory Asset-Recoverable Taxes primarily reflects the future revenue requirements necessary to recover the tax benefits of existing temporary differences flowed through to ratepayers in the past. During 1993, the net change in the Regulatory Asset-Recoverable Taxes and Deferred income taxes included a $40 million increase resulting from the changes in the federal and Missouri state income tax laws effective January 1, 1993 and January 1, 1994, respectively. Although the Company has calculated its deferred tax assets and liabilities pursuant to FASB 109, operating income taxes were recorded in accordance with ratemaking principles. However, if FASB 109 were reflected in the Consolidated Statements of Income, net income would remain the same.
     Investment tax credits have been deferred when utilized and are amortized to income over the remaining service lives of the related properties.

   Accrued Refueling Outage Costs - Change In Accounting Principle
     Effective January 1992, the Company changed its method of accounting for incremental costs to be incurred during scheduled Wolf Creek refueling outages. Instead of expensing these costs as incurred, the Company is accruing forecasted outage costs evenly (monthly) over the unit's operating cycle which normally lasts approximately 18 months. The Company believes this method of accounting produces a more meaningful presentation of yearly results of operations than the prior method. Since the accrual began in January 1992, when Wolf Creek returned on-line from a refueling outage, there was no cumulative effect for the change in accounting principle. The pro forma effects for the year ended December 31, 1991 were not material but would have increased net income by $3.2 million ($0.05 per share). Because there was no refueling outage in 1992, the effect of this change decreased 1992 net income by $7.8 million ($0.13 per share).

   Environmental Matters
     The Company's policy is to accrue environmental and cleanup costs when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company believes it has appropriately recorded all such costs related to environmental matters.

   Reclassifications
     Certain reclassifications have been made to previously issued financial statements in order to conform with the 1993 presentation.

   2. PENSION PLANS AND OTHER EMPLOYEE BENEFITS

   Pension Plans
     The Company has defined benefit pension plans for all its regular employees, including officers, providing for benefits upon retirement, normally at age 65. In accordance with the Employee Retirement Income Security Act of 1974 (ERISA), the Company has satisfied at least its minimum funding requirements. Benefits under these plans reflect the employee's compensation, years of service and age at retirement.

     Provisions for pensions are determined under the rules prescribed by FASB Statement No. 87-Employers' Accounting for Pensions. The following is the funded status of the plans:

                                                         December 31
                                                       1993       1992
                                                         (thousands)
   Accumulated Benefit Obligation:
     Vested                                          $209,193   $173,021
     Non-vested                                         6,296      6,126
         Total                                       $215,489   $179,147

   Determination of Plan Assets
     less Obligations:
       Fair value of plan assets (a)                 $315,179   $272,001
       Projected benefit obligation (b)               279,525    241,902
         Difference                                  $ 35,654   $ 30,099

   Reconciliation of Difference:
     Contributions to trusts
       Prepaid                                       $ 10,677   $  8,759
       Accrued liability                               (6,304)    (4,881)
     Unamortized transition amount                     16,756     18,828
     Unrecognized net gain                             18,197     11,494
     Unrecognized prior service cost                   (3,672)    (4,101)
         Difference                                  $ 35,654   $ 30,099

   (a) Plan assets are invested in insurance contracts, corporate bonds, equity securities, U.S. Government securities, notes, mortgages and short-term investments.

   (b) Based on discount rates of 7% in 1993 and 8% in 1992; and increases in future salary levels of 4% to 5% in 1993 and 5% to 6% in 1992.

   Components of provisions for pensions (in thousands):

                                             1993      1992       1991
   Service cost                           $  8,671   $  7,301   $  6,162
   Interest cost on projected benefit
     obligation                             19,521     17,903     16,617
   Actual return on plan assets            (49,875)   (24,541)   (45,542)
   Other                                    27,715      3,653     27,026
       Net periodic pension cost          $  6,032   $  4,316   $  4,263

   Long-term rates of return on plan assets of 8% to 8.5% were used.

   Postretirement Benefits Other Than Pensions
     In addition to providing pension benefits, the Company provides certain postretirement health care and life insurance benefits for substantially all retired employees.

     During the first quarter of 1993 the Company adopted FASB Statement No. 106-Employers' Accounting for Postretirement Benefits Other Than Pensions. FASB 106 requires companies to accrue the cost of postretirement health care and life insurance benefits during an employee's active years of service. Previously, the Company expensed these costs as paid (pay-as-you-go). The Company currently recovers these costs through rates on a pay-as-you-go basis. As of December 31, 1992, the transition obligation under FASB 106 was approximately $23.5 million, with amortization over 20 years beginning in 1993.
   Net periodic postretirement benefit cost (in thousands):
                                                                    1993

   Service cost for benefits earned
     during the year                                            $    616
   Interest cost on the accumulated
     postretirement benefit obligation (APBO)                      1,893
   Amortization of unrecognized
     transition obligation                                         1,175
       Net periodic postretirement cost                            3,684
       Less: Pay-as-you-go costs                                   1,109
         Net increase in cost due to FASB 106                   $  2,575

     The increase in the annual health care cost trend rate for 1994 is assumed to be 13%, decreasing gradually over a seven year period to its ultimate level of 6%. The Company's health care plan requires retirees to participate in the cost when premiums exceed a certain amount. Because of this provision, an increase in the assumed health care cost trend rate by 1% in each year would only increase the APBO as of December 31, 1993 by approximately $786,000 and the aggregate service and interest cost components of net periodic postretirement benefit cost for 1993 by approximately $98,000.

   Reconciliation of the status of postretirement benefit plans to amounts recorded in the Consolidated Balance Sheets (in thousands):

                                                                   1993
   APBO:
     Retirees                                                   $(10,672)
     Fully eligible active plan participants                      (6,405)
     Other active plan participants                              (10,501)
       Unfunded APBO                                             (27,578)
   Unrecognized loss                                               2,689
   Unrecognized transition obligation                             22,314
       Accrued postretirement benefit obligation
         (included in Deferred Credits
         and Other Liabilities - Other)                         $ (2,575)

     The weighted average discount rate of 7% and future salary level increases of 4% were used to determine the APBO.

   Long-Term Incentive Plan
     In 1992, the shareholders adopted a 10 year, Long-Term Incentive Plan for officers and key employees. Awards issued under the Plan cannot exceed three million common stock shares. During 1993 and 1992, awards to purchase 63,125 and 86,000 shares of common stock were granted with exercise prices of $23.875 and $21.625 per share, respectively. During 1993, awards to purchase 4,000 shares were canceled. Under granted stock options, recipients are entitled to receive accumulated dividends as though reinvested if the options are exercised and if the market price at the time of exercise equals or exceeds the grant price. Under the assumption that all shares will eventually be exercised, the Company expensed $0.1 million and $0.2 million in 1993 and 1992, respectively, representing accumulated dividends and the change in stock price since the date of grant. At December 31, 1993, options for 145,125 shares of common stock were outstanding and options for 41,000 shares were exercisable.

   3. INCOME TAXES

      Income tax expense as shown in the Consolidated Statements of Income consists of the following:
                                         1993        1992         1991
                                                  (thousands)
   Current income taxes:
     Federal                          $   41,207  $    28,081  $   33,667
     State                                 5,589        4,657       5,556
       Total                              46,796       32,738      39,223

   Deferred income taxes, net:
     Federal                              22,274       20,488      23,696
     State                                 3,228        3,491       4,368
       Total                              25,502       23,979      28,064

   Investment tax credit, net             (4,345)      (4,521)     (7,009)
       Total income tax expense       $   67,953  $    52,196  $   60,278

     The following table shows a reconciliation of the federal statutory income tax rate to the effective rate reflected in the Consolidated Statements of Income. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's income tax policies.

                                         1993        1992         1991

   Federal statutory income tax rate    35.0  %      34.0 %       34.0 %
   Differences between book and tax
     depreciation not normalized         1.3          1.7          1.8
   Amortization of investment tax
     credit                             (2.5)        (3.3)        (4.3)
   State income taxes                    3.3          3.9          4.0
   Other                                 2.0          1.4          1.2
     Effective income tax rate          39.1  %      37.7 %       36.7 %

      The significant temporary differences resulting in deferred tax assets and liabilities in the Consolidated Balance Sheets are as follows:

                                                         December 31
                                                       1993       1992
                                                         (thousands)

   Depreciation differences                       $   476,637  $  449,701
   Recoverable taxes                                  122,000      94,000
   Other                                               25,534      26,968
     Net deferred income tax liability            $   624,171  $  570,669

   The net deferred income tax liability consists of the following:

                                                         December 31
                                                       1993       1992
                                                         (thousands)

   Gross deferred income tax assets               $   (63,187) $ (64,746)
   Gross deferred income tax liabilities              687,358    635,415
     Net deferred income tax liability            $   624,171  $ 570,669

   4. COMMITMENTS AND CONTINGENCIES

   Nuclear Liability and Insurance
     The Price-Anderson Act currently limits the public liability of nuclear reactor owners to $9.4 billion, including attorney costs, for claims that could arise from a nuclear incident. Accordingly, the Company and the other owners of Wolf Creek have liability insurance coverage of this amount which consists of the maximum available commercial insurance of $200 million and Secondary Financial Protection (SFP). SFP coverage is funded by a mandatory program of deferred premiums assessed against all owners of licensed reactors for any nuclear incident anywhere in the country. The maximum assessment per reactor is $79.3 million ($37.3 million, Company's share) per incident. The owners of Wolf Creek are jointly and severally liable for these charges, payable at a rate not to exceed $10 million ($4.7 million, Company's share) per incident per year.
     The owners of Wolf Creek also have $2.8 billion of property damage, decontamination and decommissioning insurance for loss resulting from damage to the Wolf Creek facilities. Nuclear insurance pools provide $1.3 billion of coverage, while Nuclear Electric Insurance Limited (NEIL) provides $1.5 billion. In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. The remaining proceeds from the $2.8 billion insurance coverage ($1.3 billion, Company's share), if any, can be used for property damage up to $1.1 billion (Company's share), premature decommissioning costs up to $117.5 million (Company's share) in excess of funds previously collected for decommissioning (as discussed in Note 1) with the remaining $47 million (Company's share) available for either property damage or premature decommissioning costs.

     The owners of Wolf Creek have also procured extra expense insurance from NEIL. Under both the NEIL property and extra expense policies, the Company is subject to retroactive assessment if NEIL losses, with respect to each policy year, exceed the accumulated funds available to the insurer under that policy. The estimated maximum retroactive assessments for the Company's share under the policies total approximately $9 million per year.
     In the event of a catastrophic loss at Wolf Creek, the amount of insurance available may not be adequate to cover property damages and extra expenses incurred. Uninsured losses, to the extent not recovered through rates, would be assumed by the Company and could have a material, adverse effect on the Company's financial condition and results of operations.

   Nuclear Fuel Commitments
     At December 31, 1993, Wolf Creek's nuclear fuel commitments (Company's share) were approximately $16 million for uranium concentrates through 1997, $126 million for enrichment through 2014 and $46 million for fabrication through 2014.

   Tax Matters
     The Company's federal income tax returns for the years 1985 through 1990 are presently under examination by the Internal Revenue Service (IRS). The IRS has issued Revenue Agent's Reports for the years 1985 through 1990. The Reports include proposed adjustments that would reduce the Company's Wolf Creek investment tax credit (ITC) by 25% or approximately $20 million and tax depreciation by 23% or approximately $190 million. These amounts include the continuing effect of the adjustments through December 31, 1993. These adjustments, principally, are based upon the IRS's contention that
   (i) certain start-up and testing costs considered by the Company to be costs of the plant, should be treated as licensing costs, which do not qualify for ITC or accelerated depreciation, and (ii) certain cooling and generating facilities should not qualify for ITC or accelerated depreciation.
     If the IRS were to prevail on all of these proposed adjustments, the Company would be obligated to make cash payments, calculated through December 31, 1993, of approximately $95 million for additional federal and state income taxes and $50 million for corresponding interest. After offsets for deferred income taxes, these payments would reduce net income by approximately $30 million.
     The Company has filed a protest with the appeals division of the IRS. Based upon their interpretation of applicable tax principles and the tax treatment of similar costs and facilities with respect to other plants, it is the opinion of management and outside tax counsel that the IRS's proposed Wolf Creek adjustments are substantially overstated. Management believes any additional taxes, together with interest, resulting from the final resolution of these matters will not be material to the Company's financial condition or results of operations.

   Environmental Matters
     The Company's operations must comply with federal, state and local environmental laws and regulations. The generation of electricity utilizes, produces and requires disposal of certain products and by-products including polychlorinated biphenyl (PCB's), asbestos and other potentially hazardous materials. The Federal Comprehensive Environmental Response, Compensation and Liability Act, the "Superfund" law, imposes strict joint and several liability for those who generate, transport or deposit hazardous waste as well as the current property owner and predecessor owner at the time of contamination. The Company continually conducts environmental audits designed to detect contamination and assure compliance with governmental regulations. However, compliance programs necessary to meet future environmental laws and regulations governing water and air quality, including carbon dioxide emissions, hazardous waste handling and disposal, toxic substances and the effects of electromagnetic fields, could require substantial changes to the Company's operations or facilities.
     Interstate Power Company of Dubuque, Iowa (Interstate) filed a lawsuit in 1989 against the Company in the Federal District Court for the District of Iowa seeking from the Company contribution and indemnity under the Superfund law for cleanup costs of hazardous substances at the site of a demolished gas manufacturing plant in Mason City, Iowa. The plant was operated by the Company for very brief periods of time before the plant was demolished in 1952. The site and all other properties the Company owned in Iowa were sold to Interstate in 1957. The Company estimates that the cleanup could cost up to $10 million. The Company's estimate is based upon an evaluation of available information from on-going site investigation and assessment activities, including the costs of such activities.
     In August 1993, the Company, along with other parties to the lawsuit, received a letter from the Environmental Protection Agency (EPA) notifying each such party that it was considered a potentially responsible party for cleanup costs at the site. The EPA has also proposed to list the site on the National Priorities List.
     The Company believes it has several valid defenses to this action including the fact that the 1957 sales documents included clauses which require Interstate to indemnify the Company from and against all claims and damages arising after the sale. However, the Court in an October 1993 order rejected this position, ruling that the indemnity clauses were not sufficiently broad to indemnify for environmental cleanup. This order will be final for appeal after a trial to allocate the cleanup costs among the parties, which is expected in 1994. Even if unsuccessful on the liability issue, the Company does not believe its allocated share of the cleanup costs will be material to its financial condition or results of operations.

   Other Agreements
     Under long-term contractual arrangements, the Company's share of purchased coal totaled approximately $17 million in 1993 and $21 million in 1992 and 1991. The Company's share of purchase commitments in 1993 dollars under the remaining terms of the coal contracts is approximately $110 million. The Company also purchases coal on the spot market.

     The Company has a transmission line lease with another utility whereby, with FERC approval, the rental payments can be increased by the lessor, after which the Company is entitled to cancel the lease if able to secure an alternative transmission path. Total commitments under this lease are $1.9 million per year and approximately $60 million over the remaining life of the lease if the lease is not canceled.
     Under other leases, the Company incurred rental expense during the last three years of approximately $15 million to $19 million per year. Rental commitments under these leases for railroad cars, computer equipment, buildings, a transmission line and similar items are approximately $114 million over the remaining life of the leases with payments during each of the next five years ranging from a high of $17 million in 1994 to $8 million in 1998. Capital leases are not material to the Company and are included in the amounts discussed above.
     The Company has contracted to purchase capacity from other utilities through 2009. The obligations are as follows (cost in millions):

                                           Cost    Megawatts (mw)
        1994                              $12.4         470
        1995                               15.1         450
        1996                               19.4         500
        1997                               22.8         500
        1998                               22.8         500
        1999                               22.8         500
        2000                               16.6         150
        Thereafter -
          annual amounts through 2009      10.4         150

   5. SALE OF ACCOUNTS RECEIVABLE

     In 1989, the Company entered into an agreement with a financial institution to sell, with limited recourse, an undivided interest in designated accounts receivable. Accounts receivable sold under this agreement totaled $60 million as of December 31, 1993, 1992 and 1991. Costs associated with the sale of customer accounts receivable of $2.2 million, $2.6 million and $3.5 million for 1993, 1992 and 1991, respectively, are included in Other Income and Deductions-Miscellaneous.

   6. SHORT-TERM BORROWINGS

     The Company borrows short-term funds from banks and through the sale of commercial paper as needed. Under minimal fee arrangements, the Company has confirmed bank lines of credit totaling $153 million, of which $149 million remains available at December 31, 1993.

   7. COMMON STOCK EQUITY, PREFERRED STOCK AND REDEEMABLE PREFERRED STOCK

     Retained earnings at December 31, 1993 included $16 million which was not available for cash dividends on common stock under the provisions of the Indenture of Mortgage securing First Mortgage Bonds.

     During 1991, the Company reacquired and retired the 800,000 shares of the $2.33 and 800,000 shares of the $2.20 Cumulative No Par Preferred Stock with a combined stated value of $40 million. This transaction included a $4.7 million premium of which $2.9 million was charged against capital stock premium and expense and $1.8 million was charged against retained earnings.
     In February 1992, the Company redeemed and retired the 130,000 shares of the 7.72% Cumulative Preferred Stock with a par value of $13 million. The cost of redeeming this stock included a premium of $0.3 million which was charged against retained earnings.
     In April 1992, the Company issued $50 million, Cumulative No Par Preferred Stock, Auction Series A, stated value of $100 per share. The $0.9 million in costs associated with this issue were charged to capital stock premium and expense.
     The issued cumulative preferred stock of $91 million may be redeemed at the option of the Company at prices which, in the aggregate, total $91 million.
     Scheduled mandatory sinking fund requirements for the outstanding redeemable 4% Cumulative Preferred Stock are $160,000 per year.
     At December 31, 1993, the Company had authorized 407,557 shares of Cumulative Preferred Stock at a par value of $100 per share, 1,572,000 shares of Cumulative No Par Preferred Stock and 11,000,000 shares of Preference Stock without par value.
     If any dividends on its preferred stock are not declared and paid when scheduled, the Company could not declare or pay dividends on its common stock or acquire any shares in consideration thereof. If the amount of any such unpaid dividends equals four or more full quarterly dividends, the holders of preferred stock, voting as a single class, could elect representatives to the Company's Board of Directors.
     On January 3, 1994, the Company registered 2,000,000 shares of its common stock with the Securities and Exchange Commission for a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, common shareholders and employees and directors of the Company and its subsidiaries have the opportunity to purchase shares of the Company's common stock by reinvesting dividends and/or making optional cash payments. Rather than issuing new shares, the Company intends to purchase the shares for the Plan on the open market.

   8. LONG-TERM DEBT

   First Mortgage Bonds
     The Company cannot issue additional First Mortgage Bonds authorized by the Indenture of Mortgage and Deed of Trust dated as of December 1, 1946, as supplemented, as long as any of the General Mortgage Bonds (discussed below) are outstanding. Substantially all of the Company's utility plant is pledged under the terms of the Indenture.
     At December 31, 1993, $60 million was held as a special deposit and used on January 5, 1994 to redeem the maturing $60 million First Mortgage Bonds.

   General Mortgage Bonds
     The Company is authorized to issue General Mortgage Bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented. The amount of additional bonds which may be issued is subject to certain restrictive provisions of the General Mortgage Indenture. The General Mortgage Indenture constitutes a mortgage lien on substantially all of the Company's utility plant and is junior to the lien of the First Mortgage. Upon retirement and/or maturity of the remaining outstanding First Mortgage Bonds, the General Mortgage Bonds will become first mortgage bonds.
     The Company pledged General Mortgage Bonds in the amount of $531 million to secure the outstanding $453 million (including $74 million classified as current maturities of long-term debt) and the unissued $78 million of Medium-Term Notes as of December 31, 1993.

   Scheduled Maturities
     The amount of long-term debt maturing in each of the next five years is as follows (in millions): 1994 - $134.5; 1995 - $30.0; 1996 - $47.3; 1997 -
   $0.8; and 1998 - $61.9.

   9. JOINTLY-OWNED ELECTRIC UTILITY PLANTS

     The Company has joint ownership agreements with other utilities providing undivided interests in utility plants at December 31, 1993 as follows (in millions of dollars):
                                       Wolf Creek   La Cygne     Iatan
                                          Unit        Units       Unit
   Company's share                            47%         50%        70%
   Utility plant in service              $ 1,326    $    282    $   247
   Estimated accumulated depreciation
     (Production plant only)             $   270    $    150    $   111
   Nuclear fuel, net                     $    30          -          -
   Company's accredited capacity-mw          532         678        469

     Each participant must provide its own financing. The Company's share of direct expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

   10. QUARTERLY OPERATING RESULTS
      (UNAUDITED)
                                    1st       2nd        3rd       4th
                                   Quarter   Quarter   Quarter   Quarter
                                               (thousands)
   1993
   Operating revenues             $191,380  $208,323  $256,919  $ 200,828
   Operating income               $ 29,624  $ 38,878  $ 57,865  $  29,935
   Net income                     $ 15,800  $ 25,731  $ 44,920  $  19,321
   Earnings per common share      $   0.24  $   0.40  $   0.72  $    0.30

   1992
   Operating revenues             $180,022  $196,505  $229,425  $ 196,716
   Operating income               $ 23,795  $ 34,351  $ 50,638  $  31,790
   Net income                     $  8,321  $ 21,335  $ 38,044  $  18,634
   Earnings per common share      $   0.12  $   0.33  $   0.60  $    0.29

     The business of the Company is subject to seasonal fluctuations with peak periods occurring during summer months. See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of items affecting quarterly results.

                          REPORT OF INDEPENDENT ACCOUNTANTS



          To the Shareholders and Board of Directors
          Kansas City Power & Light Company:

          We have audited the accompanying consolidated balance sheets and statements of cumulative preferred stock and long-term debt of Kansas City Power & Light Company as of December 31, 1993 and 1992, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kansas City Power & Light Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended
          December 31, 1993, in conformity with generally accepted accounting principles.

          As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for incremental nuclear refueling outage costs in 1992.





                                                     COOPERS & LYBRAND


          Kansas City, Missouri
          January 28, 1994

   KANSAS CITY POWER & LIGHT COMPANY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS


   KILOWATT (KWH) SALES AND OPERATING REVENUES
   Sales and revenue data:
                                 Increase (Decrease)
                                  From Prior Year
                                1993            1992
                            KWH  Revenues   KWH  Revenues
                                (Millions)      (Millions)
   Retail sales:
    Residential             13 %   $ 30    (12)%  $ (33)
    Commercial               3 %      9     (2)%     (4)
    Industrial               3 %      3      6 %      3
    Other                    1 %      -      1 %      -
     Total retail            6 %     42     (4)%    (34)
   Sales for resale:
    Bulk power sales        27 %     13     51 %     12
    Other                    5 %      -     (6)%      -
      Total operating revenues     $ 55           $ (22)


     Although 1993 temperatures have been milder than normal, residential and commercial sales reflect closer to normal temperatures during 1993 compared to the abnormally mild weather of 1992 and warmer than normal weather of 1991. Based on the Company's records of cooling degree days above 65 degrees Fahrenheit, the summer of 1992 was the coolest since 1950. The weather conditions were the primary cause for the variances in residential and commercial sales although both 1993 and 1992 also reflect load growth. Industrial kwh sales continued to increase over prior years and reflect increased large customer usage in the steel, auto manufacturing, grain processing and plastic container production sectors.
     Bulk power sales reflect an increase in the number of sales commitments, the Company's high unit and fuel availability, and the requirements of other electric systems.
     Changes in total revenue per kwh are due to changes in the mix of kwh sales among customer classifications and the effect on certain classifications of declining price per kwh as kwh usage increases. Less than 1% of the Company's revenues are affected by an automatic fuel adjustment provision.
     Tariffs have not changed materially since 1988. Effective January 1, 1994, Missouri jurisdictional retail rates were reduced 2.66%, or approximately $12.5 million annually, primarily to reflect the end of the Missouri Public Service Commission (MPSC) rate phase-in amortization. This agreement with the MPSC and public counsel also includes a provision whereby none of the parties can file for a general increase or decrease in Missouri retail electric rates prior to January 1, 1996. Approximately two-thirds of total retail sales are from Missouri customers.
     The level of future kwh sales will depend upon weather conditions, customer conservation efforts, competing fuel sources and the overall economy of the Company's service territory. Sales to industrial customers, such as steel and auto manufacturers, are also affected by the national economy. The level of bulk power sales in the future will depend upon the availability of generating units, fuel costs, requirements of other electric systems and the Company's system requirements.
     Also, issues facing the electric utility industry such as transmission access, demand-side management programs, increased competition and retention of large industrial customers could affect sales. Alternative sources of electricity, such as cogeneration, could affect the retention of, and future sales to large industrial customers.

   COMPETITION
     The National Energy Policy Act of 1992 gave the Federal Energy Regulatory Commission (FERC) the authority to require electric utilities to provide wholesale transmission line access (wholesale wheeling) to independent power producers and other utilities. Amendments to the Public Utility Holding Company Act simplified the organization of exempt wholesale generators, who engage exclusively in generating electricity for wholesale markets.
   Although the Act prohibits FERC from ordering retail wheeling (allowing retail customers to select a different power producer and use the transmission facilities of the host utility to deliver the energy), the Act itself does not prevent the state commissions from doing so. The state commissions however, may be preempted by other provisions of the Federal Power Act. If retail wheeling were allowed, utilities with large industrial customers could face intense competition and potentially lose a major customer which could place an unfair, costly burden on the remaining customer base or shareholders.
     The Company continues to evaluate the effects of competition on its operations and position itself for a more competitive marketplace. It has been participating in wholesale wheeling voluntarily and has tariffs in place to accommodate these activities. The Company has a diverse customer mix with less than 18% of total sales derived from industrial customers as compared to a utility average of approximately 35%. The Company's industrial rates are competitively priced compared to the regional average and its rate structure allows some flexibility in setting rates. In addition, Company sponsored programs help customers manage their electricity consumption, and control their costs.

   FUEL, PURCHASED POWER, OTHER OPERATION AND MAINTENANCE EXPENSES
     Wolf Creek completed its sixth scheduled refueling outage during 1993 and returned on-line after 73 days. The Company began accruing for this outage in January 1992 (see Note 1 to the Consolidated Financial Statements for a discussion of the 1992 change in accounting principle). The prior refueling outage began in 1991, before the Company started accruing for these costs, and extended into January 1992. Because these costs, as well as a forced outage in 1992, had not been accrued, all expenses associated with these outages were expensed as incurred. As a result, 1992 expenses associated with Wolf Creek outages (including amounts accrued beginning in January
   1992) exceeded amounts expensed in 1993 by $5.6 million ($0.06 per share) and 1992 expenses were less than 1991 expenses by $4.6 million ($0.05 per share). The next refueling outage is scheduled to begin in September 1994.
     Combined fuel and purchased power expenses for 1993 increased over 1992 and 1991 reflecting additional sales. Partially offsetting these increases, fuel prices and freight rates have gradually decreased since 1991.

     Other operation expenses increased during 1993 and 1992 reflecting increased generating plant production expenses and higher levels of administrative and general expenses mostly due to increased wages and employee benefits, and the 1993 accrual of postretirement benefits (see Note 2 to the Consolidated Financial Statements).
     The Company continues to place emphasis on cost control. Processes are being reviewed and changed to provide increased efficiencies and improved operations.

   INCOME TAXES
     The change in income tax expense is mostly due to the changes in income subject to tax, but 1993 also reflects an increase of approximately $2 million in federal income tax expense because federal income tax rates increased.

   GENERAL TAXES
     Components of general taxes (in thousands):

                                             1993      1992       1991
     Property taxes                       $ 45,545   $ 44,300   $ 38,803
     Gross receipts taxes                   40,659     39,232     41,223
     Other general taxes                     9,455      8,929      8,499
       Total general taxes                $ 95,659   $ 92,461   $ 88,525

     Increases in property taxes since 1991 are primarily due to the Kansas school finance legislation. The Company estimates the effects of this legislation will increase future property taxes over 1993 levels by approximately $1 million.
     The majority of Missouri customers are billed gross receipts tax based on billed revenues.

   OTHER INCOME AND DEDUCTIONS
     Miscellaneous and Income Taxes - 1992 reflects gains from the sale of property and other contract settlements.

   INTEREST CHARGES
     Declines in long-term interest expense since 1991 reflect lower interest rates on variable rate debt and the retirement, repayment or refinancing of debt. The average interest rate paid on long-term debt including current maturities declined to 6.0% in 1993 compared to 6.6% in 1992 and 7.5% in 1991.
     Declines in short-term interest expense reflect the decreasing interest rates since 1991 and a lower level of short-term debt outstanding during 1993. The average daily outstanding balance of short-term debt decreased to $16 million in 1993 from $60 million in 1992 and $50 million in 1991.

   PREFERRED STOCK DIVIDEND REQUIREMENTS
     The 1992 decrease in the preferred stock dividend requirements compared to 1991 reflects the refinancing of higher rate preferred stock with variable rate preferred stock.

   EARNINGS PER SHARE (EPS)
     EPS for 1993 increased $0.31 over 1992 and EPS for 1992 decreased $0.23 from 1991.

     The effects of weather increased 1993 EPS by approximately $0.25 over 1992 and decreased 1992 EPS by approximately $0.46 from 1991. Temperatures in 1993 were milder than normal, but closer to normal compared to the extremely mild weather in 1992 and warmer than normal weather of 1991. Based on a statistical relationship between sales and the differences in actual and normal temperatures for the year, the Company estimates the effects of abnormal weather for the last three years were as follows:

                                         1993       1992      1991

   Estimated effects of
     abnormal weather on EPS           $ (0.10)   $ (0.35)  $ 0.11


     In addition to the effects of abnormal weather on EPS, 1993 expenses associated with Wolf Creek outages (including outage accruals which began in January 1992) decreased from 1992 resulting in an increase in EPS of $0.06. These same 1992 expenses decreased from 1991 causing an increase in 1992 EPS of $0.05.
     EPS for 1993 and 1992 reflect efforts of the Company to control costs despite increases in production expenses and general and administrative expenses. Also, since 1991, the Company has refinanced a significant portion of its long-term debt and preferred stock to take advantage of lower rates. EPS for 1992 also reflect gains from the sales of property and other contract settlements.

   PROJECTED CONSTRUCTION EXPENDITURES
     Construction expenditures, excluding AFDC, were $129.2 million in 1993 and are projected for the next five years as follows:

                                     Construction Expenditures
                            1994    1995   1996    1997   1998    Total
                                            (millions)

   Generating facilities   $ 52.8  $ 74.3 $ 67.4  $114.1 $148.3  $ 456.9
   Nuclear fuel              19.3    20.7    8.1    21.0   25.7     94.8
   Transmission facilities   11.1    10.6    8.5     8.7    8.8     47.7
   Distribution and
     general facilities      70.4    53.7   52.9    52.9   54.5    284.4
       Total               $153.6  $159.3 $136.9  $196.7 $237.3  $ 883.8

     The Company's resource plan includes four new 146 megawatt (mw) gas-fired combustion turbines scheduled to be completed from 1998 through 2000. In addition, the plan envisions a new 705 mw (250 mw, Company's share) coal-fired generating unit scheduled to begin construction in 1997 and be completed by 2002. The projected construction expenditures include $200.2 million of forecasted costs for these projects during the next five years. The Company's resource plan is subject to periodic review and modification. The next integrated resource plan will be submitted to the MPSC in July 1994.

   WOLF CREEK
     Wolf Creek is one of the Company's principal generating facilities representing approximately 17% of the Company's accredited generating capacity and 26% of the Company's annual kwh generation during the last three years, and has the lowest fuel cost of any of its generating facilities. The plant operated at 80%, 85% and 59% of capacity for 1993, 1992 and 1991, respectively. Wolf Creek's assets and operating expenses represent approximately 50% and 20% of the Company's total assets and operating expenses, respectively. Currently no major equipment replacements are anticipated and the Company estimates the cost of nuclear fuel per million BTU, after the next refueling in the fall of 1994, will increase from approximately 35% to 40% of the cost of coal. Based on contract prices and projected future spot market prices for nuclear fuel and coal, it is anticipated that by 1996 the cost of nuclear fuel will increase in relation to coal to be about one-half the cost of coal.
     An extended shut-down of the unit could have a substantial adverse effect on the Company's business, financial condition and results of operations. Higher replacement power and other costs would be incurred as a result. Although not expected, an abnormal shut-down of the plant could be caused by adverse incidents at the plant or by actions of the Nuclear Regulatory Commission reacting to safety concerns at the plant or other similar nuclear facilities. If a long-term shut-down occurred, the state regulatory commissions could consider reducing rates by excluding Wolf Creek investment from rate base.
     Ownership and operation of a nuclear generating unit exposes the Company to potential retroactive assessments and property losses in excess of insurance coverage. These risks are more fully discussed in Note 4 to the Consolidated Financial Statements-Commitments and Contingencies-Nuclear Liability and Insurance.

   ENVIRONMENTAL MATTERS
     The Company's policy is to act in an environmentally responsible manner and utilize the latest technological processes possible to avoid and treat contamination. The Company continually conducts environmental audits designed to assure compliance with governmental regulations and detect contamination. However, these regulations are constantly evolving; governmental bodies may impose additional or more rigid environmental regulations which could require substantial changes to the Company's operations or facilities.
     See Note 4 to the Consolidated Financial Statements-Commitments and Contingencies-Environmental Matters-for discussion of costs of compliance with environmental laws and regulations and a potential liability (which the Company believes is not material to its financial condition or results of operations) for cleanup costs under the Federal Superfund law.
     Clean Air Act Amendments of 1990 contain two programs significantly affecting the utility industry. Based on the results of current studies, the Company estimates total capital expenditures needed to comply with existing and proposed acid rain program regulations will be $4.1 million for the installation of continuous emission monitoring equipment. The Company has spent $2.9 million as of December 31, 1993 and has included the remaining $1.2 million in the five year projected construction expenditures. Future acid rain program regulations may require the Company to make further capital expenditures, but it is not possible to estimate those expenditures, if any. The other utility-related program calls for a study of certain air toxic substances. Based on the outcome of this study, regulation of air toxic substances, including mercury, could be required. The Company cannot, at this time, predict the likelihood of any such regulations or compliance costs.

   CAPITAL REQUIREMENTS AND LIQUIDITY
     On January 3, 1994, Moody's Investors Service upgraded the credit rating of the Company's bonds due to an improved financial profile and low-cost operations. The Company's long-term debt was upgraded as follows: secured pollution control bonds to A1 from A2; general mortgage bonds-medium-term notes to A1 from A3; unsecured pollution control bonds to A2 from Baa1; and, preferred stock to a2 from a3. In addition, in 1993 Standard & Poor's Corporation and Duff & Phelps upgraded the Company's General Mortgage Bonds as follows: Standard & Poor's from A- to A; and Duff & Phelps from A to A+. Improved ratings will make it less costly for the Company to raise funds when needed and will contribute to the Company's continued efforts to meet the challenge of increased competition in the utility industry.
     The Company's capital structure at December 31, 1993 (including current maturities of long-term debt less special deposit for retirement of debt) consisted of 49.1% common stock equity, 5.1% preferred stock and 45.8% long-term debt. The Company's goal is to maintain a capital structure in which the percentages of common stock equity and long-term debt are approximately equal.
     The Company currently estimates that it will be able to meet a significant portion of the projected construction expenditures with internally-generated funds. It is anticipated that funds for maturing debt through 1998 totaling $274.5 million will be provided from operations, refinancings or short-term debt. As of December 31, 1993, the Company had $78 million of registered but unissued Medium-Term Notes and $149 million of unused bank lines of credit. Uncertainties which affect the degree to which these capital requirements will be met with funds provided from operations include such items as the effect of inflation on operating expenses, the level of kwh sales, regulatory actions, compliance with future environmental regulations, availability of the Company's generating units and the level of bulk power sales with other utilities.
     The Company currently uses an accelerated depreciation method for tax purposes. The accelerated depreciation on the Wolf Creek plant has reduced the Company's tax payments during the last three years by approximately $30 million per year. Accelerated depreciation on Wolf Creek ends in 1994.
     See Note 4 to the Consolidated Financial Statements-Commitments and Contingencies-Tax Matters-for discussion of the Company's federal income tax returns for the years 1985 through 1990 which are presently under audit by the Internal Revenue Service.
     In order to take advantage of the potential benefits inherent in a larger energy system, the Company might incur additional debt and/or issue additional equity to finance system growth or new growth opportunities, through business combinations or other investments such as an exempt wholesale generator.

                              SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   KANSAS CITY POWER & LIGHT COMPANY



                                         /s/Samuel P. Cowley
                                           (Samuel P. Cowley)
                                   Senior Vice President-Corporate Affairs
                                       and Chief Legal Officer


Date:      February 11, 1994